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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 11-K

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                   For the fiscal year ended December 31, 1997


[ ] TRANSITIONAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

            For the transition period from___________ to ____________


                        COMMISSION FILE NUMBER: 333-27373


          THE STRONGSVILLE SAVINGS BANK 401(k) RETIREMENT SAVINGS PLAN
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                              (Full title of plan)


                             EMERALD FINANCIAL CORP.
                   14092 PEARL ROAD, STRONGSVILLE, OHIO 44136
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                     (Name of issuer of the securities held
                      pursuant to the plan and the address
                       of its principal executive office)


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          THE STRONGSVILLE SAVINGS BANK 401(k) RETIREMENT SAVINGS PLAN
          ------------------------------------------------------------

                                    FORM 11-K
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Required information
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Item 4.  Financial Statements and Supplemental Schedules for the Plan.
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The Strongsville Savings Bank 401(k) Retirement Savings Plan ("Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). In lieu of the requirements of Items 1 -3 of this Form, the Plan is filing financial statements and supplemental schedules prepared in accordance with the financial reporting requirements of ERISA. The Plan financial statements and supplemental schedules for the fiscal year ended December 31, 1997, are included as Exhibit 99.1 to this report on Form 11-K and are incorporated herein by reference. The Plan financial statements and supplemental schedules have been examined by KPMG Peat Marwick LLP, Independent Auditors, and their report is included therein.

Exhibits
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
23.1     Consent of Independent Auditors, KPMG Peat Marwick, LLP                Page 3

99.1     Financial statements and supplemental schedules of The                 Page 5
         Strongsville Savings Bank 401(k) Retirement Savings Plan
         for the year ended December 31, 1997, prepared in accordance with the financial reporting requirements of ERISA.
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                                   SIGNATURES
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Pursuant to the requirements of the Securities Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

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                                    The Strongsville Savings Bank 401(k) Retirement Savings Plan

Date: June 29, 1998

                                    By: /s/ John F. Ziegler
                                    John F. Ziegler
                                    Executive Vice President & Chief Financial Officer
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